EXHIBIT 99.1

Atrion Reports First Quarter 2023 Results

ALLEN, Texas, May 08, 2023 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the first quarter ended March 31, 2023.

Revenues for the first quarter of 2023 totaled $40.0 million compared to $47.1 million for the same period in 2022. For the quarter ended March 31, 2023, operating income was $4.5 million, down $5.8 million from the comparable 2022 period, and net income was $3.5 million, down $5.0 million from the same period in 2022. First quarter 2023 diluted earnings per share were $1.98 compared to $4.71 for the first quarter of 2022.

Commenting on the results for the first quarter of 2023 compared to the prior year period, David Battat, President and CEO, stated, “This was an extremely disappointing quarter. We can report that we did not lose any major customers—in fact long-term supply agreements with large customers were executed during the just-concluded quarter—nor did we see any significant cancellations of orders. However, several customers unexpectedly pushed out deliveries of products, citing concerns that a global economic slowdown is impacting the speed at which their inventories will be brought to appropriate levels. Primarily as a result of delayed deliveries, our first quarter 2023 revenues were down 15%, operating income was down 56%, and net income was down 59% after taking into account weaker performance in our investment portfolio in the current-year quarter. Based on the continued deferrals we are seeing in the current quarter, we expect to see additional requests to delay deliveries.”

Mr. Battat concluded, “As of March 31, 2023, cash and short and long term investments totaled $26.3 million. A program of multi-year investments to improve our efficiency, quality and operations totaling about $41 million will be substantially complete in June 2023. With the implementation of these investments for our future, we are focused on rebuilding our positions in cash and short and long term investments in anticipation of future opportunities. We remain debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion's expectations regarding additional requests to delay deliveries of our products and the substantial completion in June 2023 of our program of multi-year investments to improve our efficiency, quality, and operations. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Cindy Ferguson
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues	$39,993	$47,138
Cost of goods sold	24,912	27,894
Gross profit	15,081	19,244
Operating expenses	10,611	8,994
Operating income	4,470	10,250

Interest and dividend income	240	137
Other investment income (loss)	(721)	(240)
Other income	10	25
Income before income taxes	3,999	10,172
Income tax provision	(514)	(1,673)
Net income	$3,485	$8,499

Income per basic share	$1.98	$4.73

Weighted average basic shares outstanding	1,762	1,799

Income per diluted share	$1.98	$4.71

Weighted average diluted shares outstanding	1,763	1,803

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 31,	Dec. 31,
ASSETS	2023	2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$4,563	$4,731
Short-term investments	13,013	21,152
Total cash and short-term investments	17,576	25,883
Accounts receivable	19,424	23,951
Inventories	75,093	65,793
Prepaid expenses and other	2,496	3,770
Total current assets	114,589	119,397
Long-term investments	8,697	8,669
Property, plant and equipment, net	125,367	123,754
Other assets	12,776	12,892

	$261,429	$264,712

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	17,171	18,098
Line of credit	--	--
Other non-current liabilities	5,617	7,073
Stockholders’ equity	238,641	239,541

	$261,429	$264,712